Exhibit 99.1

July 1, 2015	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Partners Raises Approximately $277 Million
Through ATM Equity Program

TULSA, Okla. – July 1, 2015 – ONEOK Partners, L.P. (NYSE: OKS) today announced that it sold approximately 7.2 million common units totaling approximately $277 million through its at-the-market equity program (ATM program) in the first half of 2015.

The common units sold throughout the year and the contributions from ONEOK, Inc. to maintain its 2 percent general partner interest generated total net proceeds of approximately $279.7 million, which ONEOK Partners used for general partnership purposes and to repay amounts outstanding under its commercial paper program.

ONEOK Partners sold approximately 1.7 million units under the ATM program during the first quarter 2015. As of June 30, 2015, ONEOK Partners had approximately $237.6 million of registered common units available to issue through its $650 million ATM program.

As of June 30, 2015, the aggregate ownership interest in the partnership held by ONEOK, Inc. and a subsidiary, which is the sole general partner of ONEOK Partners, was approximately 36.8 percent, compared with 37.6 percent as of March 31, 2015.

This new release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships in the United States and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a pure-play, publicly traded general partner, which owns 36.8 percent of the overall partnership interest, as of June 30, 2015.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

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